Exhibit 99.1

PGRX TO EXTINGUISH SENIOR DEBT

Company believes rapid development and value creation facilitated thru restructuring

DENVER, CO, December 16, 2013 — Prospect Global Resources Inc. (NASDAQ: PGRX) (“Prospect Global” or the “Company”) is pleased to announce it has signed  an agreement that enables it to extinguish its senior secured debt for $25,000,000, or at approximately 17 cents on the dollar.

The Company has approximately $148 million of obligations outstanding to it senior secured lender with a maturity in July 2015. In addition, the Company has been obligated to make principal payments on the debt with 10% of any proceeds raised before maturity.

“The extinguishment of our senior secured debt will significantly strengthen our balance sheet and position the Company for the continued development of our Holbrook Project.” said Damon Barber, Prospect Global’s President and CEO.  “Moving to an all equity capital structure will give us the flexibility to pursue a myriad of financial and strategic options as we continue the development of North America’s next potash mine.”

The Company has until March 10, 2014 to raise the capital to extinguish the debt. The senior secured lender will retain its existing royalty after the debt is extinguished and will maintain all of its existing rights related to the debt until extinguishment.

On behalf of the Board of Directors,

Damon G. Barber

President and Chief Executive Officer

Regarding Forward-Looking Statements

With the exception of historical matters, the matters discussed in this press release include forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding current and future classification of Prospect Global’s potash resources, development of its potash resources and potash mining facility and the Pre-Feasibility Study.  Factors that could cause actual results to differ materially from projections or estimates include, among others, potash prices, economic and market conditions, and the additional risks described in Prospect Global’s filings with the SEC, including Prospect Global’s Annual Report on Form 10-K/A for the year ended March 31, 2013. Most of these factors are beyond Prospect Global’s ability to predict or control. The forward-looking statements are made as of the date hereof and, except as required under applicable securities legislation, Prospect Global does not assume any obligation to update any forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements.

About Prospect Global Resources Inc.:

About Prospect Global Resources Inc.

Prospect Global Resources Inc. is a Denver-based company engaged in the exploration and development of a potash mine located in the Holbrook Basin of eastern Arizona. Prospect Global’s stock is traded on the NASDAQ Capital Market under the ticker symbol PGRX.

Additional details about Prospect Global Resources Inc. can be viewed at the Company’s website, www.prospectgri.com.

Source: Prospect Global Resources Inc.